Exhibit 99.11

PUT AGREEMENT

This PUT AGREEMENT (this “Agreement”), dated as of December 19, 2023 (the “Effective Date”), is by and among Scott and Theresa Beck, residents of the State of Colorado (collectively, “Beck”), Pearl Street Trust (“Pearl” and, collectively with Beck, “Obligors”), GuideStone Financial Resources of the Southern Baptist Convention, a Texas nonprofit corporation (the “Holder”), and, solely with respect to Section 11 of this Agreement, Gloo Holdings, LLC, a Delaware limited liability company (“Gloo”). Each of Beck, Pearl, and the Holder is referred to herein as a “Party” and collectively they are referred to as the “Parties.” Capitalized terms used but not defined herein have the meaning given to such terms in the Seventh Amended and Restated Limited Liability Company Agreement of Gloo dated as of March 13, 2023 (the “LLC Agreement”).

RECITALS

WHEREAS, Gloo and the Holder will enter into a Series A Preferred Membership Unit Purchase Agreement, dated as of the date hereof (the “Unit Purchase Agreement”), whereby Gloo will sell and issue to the Holder 1,666,667 units of Series A Preferred limited liability company membership interests of Gloo (the “Put Option Units”);

WHEREAS, as a material inducement to the Holder to enter into the Unit Purchase Agreement and in anticipation of a contemplated strategic relationship between Gloo and Holder that would potentially benefit each of Gloo and Holder, Obligors have agreed that, at any time during the twenty-four (24) month period commencing on the third (3rd) anniversary of the Effective Date and ending on the fifth (5th) anniversary of the Effective Date (the “Put Period”), the Holder may require Obligors to purchase the Put Option Units (the “Put”) for an aggregate purchase price of $[•]; and

WHEREAS, Obligors and Holder desire to enter into this Agreement to more formally document the terms and conditions of the Put.

NOW THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

1.
Put Rights.

1.1. At any time during the Put Period, the Holder shall have the right, by delivery of a written notice of election to Obligors (such notice, the “Put Notice”) indicating that it desires to exercise the Put, to sell to Obligors, and to require Obligors, jointly and severally, to purchase from the Holder, all of the Put Option Units in exchange for the Put Price. For the avoidance of doubt, (a) in the event that a Dissolution Event occurs prior to the commencement of the Put Period, the Holder’s rights with respect to the Put Option Units (and any related Contract Option Right) will be governed by Section 1.2 below; and (b) the Holder shall be entitled to exercise the Put under this Section 1.1 regardless of whether Gloo (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, (iii) makes or seeks to make a general assignment for the benefit of its creditors, or (iv) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business (each, an “Insolvency Event”).

1.2. In the event that, prior to the earlier to occur of (a) the consummation of a sale of the Put Option Units pursuant to this Agreement and (b) the expiration of the Put Period, either (i) Gloo is liquidated or dissolved or (ii) an Insolvency Event occurs, in each case such that the Put Option Units are extinguished (such event, a “Dissolution Event”), then, following such Dissolution Event, the Holder will be deemed to have a contract right (the “Contract Option Right”) to require Obligors to pay, subject to the Holder’s exercise of such Contract Option Right by delivery of a Put Notice to Obligors during the Put Period, an amount equal to the Put Price (the “Contract Right Payment”). For the avoidance of doubt, Obligors’ making of the Contract Right Payment will satisfy in full Obligors’ payment obligations under Section 1.1 and this Section 1.2. If the Contract Right Payment is exercised by the Holder pursuant to this Section 1.2, the Holder shall assign to the Obligors its rights, if any, to the gross cash proceeds received by the Holder from the Company in respect of the Holder’s Put Option Units in connection with the Dissolution Event (for the avoidance of doubt, excluding the Contract Right Payment). Such assignment would be on an “as-is, where-is” basis and without warranties.

1.3 The closing of any purchase and sale of the Put Option Units (or the Contract Option Right) held by the Holder shall take place within thirty (30) days following receipt of the Put Notice by Obligors (the “Closing”). At the Closing of such transaction (i) the Parties shall enter into a unit transfer agreement substantially in the form of Exhibit A hereto if the transaction involves the purchase and sale of the Put Option Units; (ii) the Holder shall deliver to Obligors the Put Option Units, if any, held by the Holder if the transaction involves the purchase and sale of the Put Option Units; and (iii) Obligors, jointly and severally, shall deliver to the Holder the Put Price (or Contract Right Payment, as applicable) by wire transfer of immediately available funds to an account designated by the Holder in writing.

2.
Representation and Warranties of Beck and Pearl. Beck and Pearl hereby jointly and severally represent and warrant that:

2.1. Each of Beck and Pearl (a) has the power and requisite authority to execute, deliver and perform this Agreement, (b) is fully authorized to, and has taken all action, necessary to authorize such Obligor to, execute, deliver, and perform this Agreement and the transactions contemplated hereby (including the Put), and (c) is and will continue to be duly authorized to perform this Agreement and the transactions contemplated hereby (including the Put).

2.2. Neither the execution and delivery of this Agreement, nor the consummation of any of the transactions herein contemplated (including the Put), nor compliance with the terms and provisions hereof will contravene or conflict with: (i) any provision of law, statute or regulation to which such Party is subject, (ii) any judgment, license, order or permit applicable to such Party, or (iii) any contract, loan agreement, mortgage, deed of trust, line of credit or other agreement or instrument to which such Party is a party or by which they may be bound, or to which they may be subject. No consent, approval, authorization or order of any court or governmental authority or other Person is required in connection with the execution and delivery by such Party of this Agreement or to consummate the transactions contemplated hereby or thereby or to perform such Party’s obligations hereunder and thereunder, except for such consents, approval or authorizations that have already been obtained. This Agreement is the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms.

2.3. There is no action, proceeding, or investigation pending or, to the knowledge of Obligors, threatened or affecting any of Obligors, which may adversely affect Obligors’ ability to fulfill their obligations under this Agreement. There are no judgments or orders for the payment of money rendered against any Obligor (not paid or fully covered by insurance and as to which the relevant insurance company has not expressly denied coverage) that have been undischarged for a period of ten (10) or more consecutive days and the enforcement of which is not stayed by reason of a pending appeal or otherwise. No Obligor is in default under any agreement which may adversely affect that Obligor’s ability to fulfill its obligations under this Agreement.

2.4 Each Obligor has a substantial economic interest in Gloo and expects to derive benefits from transactions contemplated herein and in the Unit Purchase Agreement.

3. Representations and Warranties of Holder. Holder hereby represents and warrants that:

3.1 Holder (a) has the power and requisite authority to execute, deliver and perform this Agreement, (b) is fully authorized to, and has taken all action, necessary to authorize it to, execute, deliver, and perform this Agreement and the transactions contemplated hereby, and (c) is and will continue to be duly authorized to perform this Agreement and the transactions contemplated hereby.

3.2 Neither the execution and delivery of this Agreement, nor the consummation of any of the transactions herein contemplated, nor compliance with the terms and provisions hereof will contravene or conflict with: (i) any provision of law, statute or regulation to which Holder is subject, (ii) any judgment, license, order or permit applicable to Holder, or (iii) any contract, loan agreement, mortgage, deed of trust, line of credit or other agreement or instrument to which Holder is a party or by which it may be bound, or to which they may be subject. No consent, approval, authorization or order of any court or governmental authority or other Person is required in connection with the execution and delivery by Holder of this Agreement or to consummate the transactions contemplated hereby or thereby or to perform Holder’s obligations hereunder and thereunder, except for such consents, approval or authorizations that have already been obtained. This Agreement is the legal, valid, and binding obligation of Holder, enforceable against Holder in accordance with its terms.

4. Financial Statements. Beck shall deliver personal financial statements to the Holder on or about each anniversary of the Effective Date. Such personal financial statements shall consist of at least a current balance sheet reflecting all of Beck’s and Pearl’s assets and liabilities, and sources of income for the preceding 12-month period. Beck represents and warrants that all financial information of Beck provided to the Holder prior to the Effective Date and to be provided on each anniversary of the Effective Date is and will be true and correct in all material respects. Holder will hold in confidence and not disclose any information contained in such financial statements to any other Person, except its affiliates and its and its affiliates’ lenders, attorneys, accountants, auditors, consultants and advisers. If Holder is compelled to disclose any such information by judicial or administrative process or by other requirements of law, Holder will promptly notify, to the extent legally permissible, Obligors in writing and will disclose only that portion of such information which is legally compelled to be disclosed.

5.
Further Assurances. Each of the Parties shall execute such documents and other instruments, obtain in a timely manner all necessary waivers, consents, and approvals, effect all necessary registrations and filings, and take such further actions as may be required, to carry out the provisions hereof and perform this Agreement in compliance with applicable law.

6.
Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without respect to its principles of conflicts of laws. The Parties irrevocably submit to the jurisdiction of the Delaware Court of Chancery (or, if such court declines to accept jurisdiction, any state or federal court sitting in or for New Castle County, Delaware) with respect to any dispute arising out of or relating to this Agreement, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any right it may have to a trial by jury in respect of any litigation as between the Parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each of the Parties (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other

Party would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications contained in this Section 6.
7.
No Recourse. All liabilities and obligations arising out of this Agreement will be limited to the parties to this Agreement and, with respect to such parties, will be limited to the terms of this Agreement, and no Non-Recourse Party will have any liability or obligation hereunder or with respect to the transactions contemplated hereby, whether by the enforcement of any assessment or by any Action (whether in contract or in tort, in Law or in equity, through attempted piercing of the corporate, limited partnership or limited liability company veil, or otherwise), or by virtue of any applicable Law. “Non-Recourse Party” means, with respect to a Party, any of such Party’s former, current, and future equity holders, controlling Persons, agents, representatives, affiliates, members, managers, general or limited partners, successors, or assignees (or any former. current or future equity holder, controlling Person, agent, representative, affiliate, member, manager, general or limited partner, successor, or assignee of any of the foregoing); provided, that, for the avoidance of doubt, no Party will be considered a Non-Recourse Party.
8.
Assignment. Neither this Agreement nor any of the rights or obligations of the parties hereunder may be transferred or assigned by any Party hereto, without the prior written consent of each other Party. Any attempted transfer or assignment in violation of this Section 8 shall be null and void ab initio.
9.
Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that each Party shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 5, in addition to any other remedy to which they are entitled at law or in equity.
10.
Miscellaneous. This Agreement may be modified or amended only with the prior written consent of the Parties. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. This Agreement constitutes the entire agreement of the Parties relating to the subject matter of this Agreement and supersedes all prior oral or written communications, representations, negotiations, contracts or agreements (including any prior drafts thereof) with respect to the subject matter of this Agreement. To the extent that the terms or conditions set forth in the LLC Agreement are inconsistent with the terms and conditions herein, the terms and conditions herein shall control. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument. An electronic .pdf signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the maximum extent not held invalid or unenforceable.
11.
Gloo and Obligor Representations. Gloo represents and warrants that the Put has been approved in writing by a Specific Majority Interest and that, subject to the applicable Parties’ compliance with Section 12.2 of the LLC Agreement, all conditions under the LLC Agreement to the right of each of Holder and Obligors to consummate the transactions contemplated by the Put have been satisfied. Additionally, each Obligor hereby represents, warrants, covenants, and agrees that, upon exercise of the Put, he, she or it will comply with all provisions of Section 12.2 of the LLC Agreement applicable to a transferee of Units.

12.
Notices. All notices, requests, demands consents and other communications shall be transmitted in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the Party to whom notice is to be given, (b) on the day of transmission if sent via email (without notice of delivery failure) prior to 5:00 pm Eastern Time on a business day, and otherwise on the next succeeding business day, or (c) on the business day after timely delivery to a nationally recognized overnight courier if next business day delivery is properly requested, to a Party as follows:

If to Obligors: Scott and Theresa Beck or

Pearl Street Trust

831 Pearl Street

Boulder, CO 80302

Attn: Scott Beck

Email: sbeck2@gloo.us

If to the Holder: GuideStone Financial Resources

5005 LBJ Freeway, Ste. 2200

Dallas, TX 75244-6152

Attn: Legal

Any Party may change its address for the purpose of this Section 12 by giving the other Parties written notice of its new address in the manner set forth above.

[remainder of the page left blank; signature page to follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

GUIDESTONE FINANCIAL RESOURCES OF THE SOUTHERN BAPTIST CONVENTION

By: /s/ Chu H. Soh

Name: Chu H. Soh

Title: Chief Operating Officer

/s/ Scott Beck

Scott Beck

/s/ Theresa Beck

Theresa Beck

PEARL STREET TRUST

By: /s/ Scott Beck Name: Scott Beck

Title: Trustee

SOLELY WITH RESPECT TO SECTION 11:

GLOO HOLDINGS, LLC

By: /s/ Scott Beck

Name: Scott Beck

Title: Chief Executive Officer

Signature Page to Put Agreement